Exhibit 99.1
HireRight Receives Non-Binding Acquisition Proposal from General Atlantic and Stone Point Capital

NASHVILLE, Tenn. December 11, 2023--(BUSINESS WIRE)-- HireRight Holdings Corporation (NYSE: HRT) (“HireRight” or the “Company”), a leading provider of global background screening services and workforce solutions, announced today that it has received a non-binding proposal from General Atlantic, L.P. (“General Atlantic”) and Stone Point Capital LLC (“Stone Point”), and their respective affiliated funds (collectively, the “Sponsors”), to acquire all of the Company’s outstanding shares of common stock that are not already owned by the Sponsors for $12.75 in cash per share.

The board of directors of the Company previously formed a special committee of independent directors (the “Special Committee”) to evaluate and consider any potential or actual transaction proposal from the Sponsors and any other alternative proposals or other strategic alternatives that may be available to the Company.

There can be no assurance that any definitive agreement will result from the proposal submitted by the Sponsors or that any transaction will be consummated. The Company and the Special Committee do not intend to comment further about this proposal unless and until they deem further disclosure is appropriate.

A copy of the Sponsors’ proposal letter is available as an exhibit to General Atlantic and Stone Point’s statements of beneficial ownership on Schedule 13D/A as publicly filed on Friday, December 8, 2023, with the United States Securities and Exchange Commission.

ADVISORS

Centerview Partners LLC is serving as financial advisor to the Special Committee and Davis Polk & Wardwell LLP is serving as the Special Committee’s outside legal advisor.

About HireRight

HireRight is a leading global provider of technology-driven workforce risk management and compliance solutions. We provide comprehensive background screening, verification, identification, monitoring, and drug and health screening services for approximately 37,000 customers across the globe. We offer our services via a unified global software and data platform that tightly integrates into our customers’ human capital management systems enabling highly effective and efficient workflows for workforce hiring, onboarding, and monitoring. In 2022, we screened over 24 million job applicants, employees and contractors for our customers and processed over 107 million screens. For more information, visit www.HireRight.com.

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